Exhibit 21.1

Subsidiaries of Seattle Genetics, Inc.

Name	Jurisdiction of Incorporation
Seagen Canada, Inc.	Canada
Seattle Genetics UK, Limited	England and Wales
SeaGen International GmbH	Switzerland
Seagen Ireland Limited	Ireland
Seagen Netherlands B.V.	Netherlands
Seagen Germany GmbH	Germany
Seagen Denmark ApS	Denmark
Seagen Italy S.r.l.	Italy
Seagen France SARL	France
East Coast Ventures, Inc.	Delaware
Cascadian Therapeutics, Inc.	Delaware
SeaGen International Holdings, LLC	Delaware
SeaGen US Holdings, LLC	Delaware
SeaGen, Inc.	Delaware
Biomira Management, Inc.	Delaware
Protocell Therapeutics, Inc.	Delaware
ProlX Pharmaceuticals Corporation	Delaware
0811769 B.C. ULC	Canada
Cascadian Therapeutics Luxembourg	Luxembourg
Oncothyreon Canada ULC	Canada